Exhibit 99.1

CONTACT:

Robert R. Foley

Chief Operating Officer

Gramercy Capital Corp

212-297-1000

Gramercy Capital Corp. Restructures $150 Million of Trust Preferred Securities

New York, NY — February 5, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced that it has exchanged $150 million of its trust preferred securities (the “GKK TRUPS”) for $150 million of newly issued unsecured junior subordinated notes of its operating partnership subsidiary. The new notes bear a fixed interest rate of 0.5% per annum for the period commencing January 30, 2009 and ending January 29, 2012, and a fixed interest rate of 7.5% per annum thereafter through maturity on June 30, 2035.  Closing of the GKK exchange transaction occurred on January 30, 2009.

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina. To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in the Company’s properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, management changes, and other factors, including those listed in our Annual Report on Form 10-K, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.